Exhibit 10.2
STOCK PURCHASE AGREEMENT
by and among
FSI INTERNATIONAL, INC.,
MBK PROJECT HOLDINGS LTD.,
CHLORINE ENGINEERS CORP. LTD.
YASUDA ENTERPRISE DEVELOPMENT III, LIMITED PARTNERSHIP
MIZUHO CAPITAL CO., LTD.
MR. HIDEKI KAWAI
MR. TAKANORI YOSHIOKA
and
MR. SATOSHI SHIKAMI
May 15, 2007

1.	Definitions		1
2.	Sale And Purchase Of Stock		5
3.	The Closing		6
	3.1	Closing	6
	3.2	Deliveries	6
	3.3	Consummation of Closing	6
4.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS		6
	4.1	Corporate Authority of Seller	6
	4.2	Compliance with Laws and Other Instruments; No Conflict	7
	4.3	Consents and Approvals	7
	4.4	Litigation	7
	4.5	Share Ownership	7
	4.6	Finders and Brokers	7
	4.7	Good Title	8
	4.8	Corporate Authority of the Company	8
	4.9	Capitalization of Company	8
	4.10	Title to Assets	9
	4.11	Taxes	9
	4.12	Financial Statements	9
	4.13	Absence of Undisclosed Liabilities and Obligations	9
	4.14	Absence of Certain Changes	9
	4.15	Indebtedness for Borrowed Money	10
	4.16	Condition of Tangible Assets	10
	4.17	Intellectual Property	10
	4.18	Employment Arrangements; Labor Relations	10
	4.19	Licenses, Compliance with Laws, Regulations, etc	10
	4.20	Contracts	11
	4.21	Insurance	11
	4.22	Warranty; Product Liability	11
	4.23	Environmental Matters	12
	4.24	No Relationship with Anti-Social Organizations	12
	4.25	Disclosure of Information	12
5.	REPRESENTATIONS AND WARRANTIES OF THE BUYERS		12
	5.1	Authority; Capacity	12
	5.2	Compliance with Laws and Other Instruments; No Conflict	13

	5.3	Consents and Approvals	13
	5.4	Litigation	13
	5.5	Investment Representations	13
	5.6	Finders and Brokers	13
	5.7	Investigation and Evaluation	13
6.	COVENANTS		14
	6.1	Obligations of the Parties before Closing	14
	6.2	No Negotiation	14
	6.3	Conduct Business in Ordinary Course	14
	6.4	Confidentiality and Publicity	14
	6.5	Sellers’ Representations and Warranties; Knowledge	16
7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER		16
	7.1	Representations and Warranties; Compliance with this Agreement	16
	7.2	No Judgment or Order	16
	7.3	No Litigation	16
	7.4	Approvals	16
	7.5	Execution	17
	7.6	Shares	17
	7.7	Financing	17
	7.8	Termination of Existing Shareholders Agreement and Existing Distribution Agreement	17
	7.9	No Material Adverse Change	17
8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS		17
	8.1	Representations and Warranties; Compliance with this Agreement	17
	8.2	No Judgment or Order	17
	8.3	No Litigation	17
	8.4	Approvals	18
	8.5	Execution	18
	8.6	Dividend	18
9.	TERMINATION OF AGREEMENT		18
	9.1	Termination	18
	9.2	Effect of Termination	18
10.	INDEMNIFICATION		19
	10.1	Indemnification Obligation	19
	10.2	Limitations	19

10.3	Survival of Indemnification Obligation; Limitations	20
10.4	Third Party Claims	20
10.5	Indemnification by Buyers	20
10.6	Sole and Exclusive Remedy	21
10.7	Tax Adjustment	21
11.	MISCELLANEOUS	21
11.1	Governing Law	21
11.2	Headings	21
11.3	Notices and Other Communications	21
11.4	Amendment of Agreement; No Waiver	23
11.5	Severability	23
11.6	Fees and Expenses	23
11.7	Entire Agreement	23
11.8	Successors and Assigns	23
11.9	English Language	23
11.10	Counterparts	24
Exhibit A	Schedule of Exceptions
Exhibit B	Articles of Incorporation of Company
Schedule 3.2	Certificate of board resolution of the company approving share transfer contemplated under the Agreement

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (the “Agreement”), is entered into as of May 15, 2007 by and among FSI INTERNATIONAL, INC., a Minnesota corporation (“FSI”), CHLORINE ENGINEERS CORP. LTD., a Japanese corporation (“CEC”), and MBK PROJECT HOLDINGS LTD., a Japanese corporation (“MPH”) (FSI, CEC and MPH, each individually, a “Seller” and, collectively, the “Sellers”), on one hand, and The Yasuda Enterprise Development III, Limited Partnership, a Japanese fund (“Yasuda”), Mizuho Capital Co., Ltd., a Japanese corporation (“Mizuho”), Mr. Hideki Kawai, a Japanese citizen and resident (“Mr. Kawai”), Mr. Takanori Yoshioka, a Japanese citizen and resident (“Mr. Yoshioka”), and Mr. Satoshi Shikami, a Japanese citizen and resident (“Mr. Shikami”) (Yasuda, Mizuho, Mr. Kawai, Mr. Yoshioka and Mr. Shikami each individually, a “Buyer” and, collectively, the “Buyers”; and Yasuda and Mizuho, each individually a “Fund Buyer” and collectively, the “Fund Buyers” and Mr. Kawai, Mr. Yoshioka and Mr. Shikami, each individually an “Individual Buyer” and collectively, the “Individual Buyers”) on the other hand. The Sellers and the Buyers are also referred to herein each individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, the Sellers currently own nine thousand (9,000) shares of common stock (the “Shares”) of m•FSI Ltd., a Japanese corporation (the “Company”), and desire to sell certain of the Shares (the “Purchased Shares”) on the terms contemplated herein; and
     WHEREAS, the Buyers desire to purchase from the Sellers, all of the Purchased Shares, subject to the terms and conditions set forth herein.
     ACCORDINGLY, the Parties agree as follows:
1. Definitions
     1.1 “Affiliate” means, as to any Person, (a) with respect to an individual: (i) each Member of the Immediate Family of such Person; (ii) any Person that is directly or indirectly controlled (as defined below in this definition) by such individual or one or more Members of the Immediate Family of such individual; and (iii) any Person with respect to which such individual or one or more Members of the Immediate Family of such individual serves as a director, officer, partner, executor, or trustee (or in a similar capacity); and (b) with respect to a Person other than an individual, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the entity specified. For purposes of this Agreement, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities or other equity interests, by Contract or otherwise.
     1.2 “Agreement” is defined in the preamble.
     1.3 “Ancillary Agreements” means the New Shareholders Agreement, the New Distribution Agreement, the Management Engagement Agreement and other agreements reasonably requested by Buyers for purposes of effecting the transactions contemplated hereby.
     1.4 “Applicable Law” means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Entity that is applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject.
     1.5 “Articles” means the Company’s articles of incorporation (teikan) as amended to date.
     1.6 “Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in Tokyo and New York are authorized or required by law to close.
     1.7 “Buyer” and “Buyers” are defined in the preamble.
     1.8 “CEC” is defined in the preamble.
     1.9 “Closing” is defined in Section 3.1.
     1.10 “Closing Date” is defined in Section 3.1.
     1.11 “Closing Payment” is defined in Section 3.2.
     1.12 “Confidential Information” is defined in Section 6.4(a).
     1.13 “Constitutional Documents” means, as applicable, articles of incorporation, bylaws, certificate or corporate registration (tokibo-tohon), board of directors regulations, and board of statutory auditors regulations.
     1.14 “Contracts” means contracts, agreements, commitments or binding understandings, whether written or oral.
     1.15 “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage or other instrument to which such Person is a party or by which it or any of its properties are bound.
     1.16 “Employees” means all employees of the Company and the Subsidiary as of the date hereof.
     1.17 “Environmental Law” means any law (statutory or common), treaty, rule or regulation, or determination of a Governmental Entity in Japan, now in effect and applicable to the Company or the Subsidiary regulating, relating to or imposing liability or standards of conduct concerning air emissions, water discharges, management of solid or hazardous waste, or otherwise concerning the protection of the environment.
     1.18 “Existing CEC License Agreement” means the CEC License Agreement pursuant to which CEC granted the Company a license under certain of its intellectual property and technology dated as of August 14, 1991, as amended.

     1.19 “Existing FSI Distribution Agreement” means the FSI Exclusive Distributorship Agreement dated as of June 5, 1991 between FSI and the Company, as amended to date.
     1.20 “Existing FSI License Agreement” means the FSI License Agreement pursuant to which FSI granted the Company a license under certain of its intellectual property and technology dated as of September 17, 2004, as amended.
     1.21 “Existing m•FSI Distribution Agreement” means the m•FSI Exclusive Agreement dated as of September 17, 2004 between the Company and FSI, as amended.
     1.22 “Existing m•FSI License Agreement” means the m•FSI License Agreement pursuant to which the Company granted FSI a license under certain of the Company’s intellectual property and technology dated as of September 17, 2004, as amended.
     1.23 “Existing Shareholders Agreement” means the Shareholders Agreement dated as of June 5, 1991 among FSI, Mitsui & Co., Ltd. and CEC, as amended.
     1.24 “Facility” means the facilities of the Company and or the Subsidiary located at (a) Harmony Tower 22nd Floor, Honcho 1 Chome, 32-2, Nakano-ku, Tokyo, Japan, (b) Okayama Research Park, 5311 Haga, Okayama-city, Okayama, Japan, and (c) 280 Minoridai Matsudo-shi, Chiba 270-2231, Japan, and “Facilities” means all of them.
     1.25 “Financial Statements” is defined in Section 4.12.
     1.26 “FSI” is defined in the preamble.
     1.27 “Fund Buyer” and “Fund Buyers” are defined in the preamble.
     1.28 “Governmental Entity” means any domestic or foreign government, governmental entity, court, tribunal, agency, or other regulatory, administrative or judicial agency, commissioner of organization, and any subdivision, branch or department of any of the foregoing.
     1.29 “Hazardous Substance” means any substance which is listed or defined in any Environmental Law as hazardous, toxic or dangerous, including, without limitation, polychlorinated biphenyls (pcbs).
     1.30 “Individual Buyer” and “Individual Buyers” are defined in the preamble.
     1.31 “Intellectual Property” means (i) patents, patent applications and patent disclosures, including without limitation any reissues, extensions, divisions, continuations, or continuations-in-part; (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names copyrights and maskworks and all applications, registrations, applications and renewals in connection therewith; (iii) copyrights and maskworks and all applications, registrations and renewals in connection therewith; (iv) trade secrets, confidential information, know-how, formulas, compositions, manufacturing and production processes and techniques; (v) the computer programs licensed to the Company or the Subsidiary and used in the business of the Company or Subsidiary as currently conducted; (vi) all rights as a licensee or authorized user of the intellectual property of any third party; and (vii) all copies and tangible embodiments of the foregoing in whatever form or medium; in each case which are material to the conduct of the Company’s or the Subsidiary’s business.

     1.32 “Japanese GAAP” means generally accepted accounting principles as in effect in Japan from time to time and consistently applied.
     1.33 “Loss” and “Losses” is defined in Section 10.1.
     1.34 “Liens” is defined in Section 4.10.
     1.35 “Management Engagement Agreement” means the Management Engagement Agreement to be entered by and between Yasuda, Mizuho and certain management members of the Company, in such form as mutually agreed by the parties thereto.
     1.36 “Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact, condition, change, or effect that is or will be materially adverse to the business (as currently conducted and as proposed to be conducted), operations, prospects, results of operations, condition (financial or otherwise), properties, or assets (including intangible assets) of such Person.
     1.37 “Material Contracts” is defined in Section 4.20(a).
     1.38 “Member of the Immediate Family” of a Person who is an individual means a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, and brother- or sister-in-law of such Person.
     1.39 “Minor Claim Amount” is defined in Section 10.2(a).
     1.40 “Mizuho” is defined in the preamble.
     1.41 “MPH” is defined in the preamble.
     1.42 “Mr. Kawai” is defined in the preamble.
     1.43 “New Distribution Agreement” means the Distribution Agreement to be entered by and between FSI and the Company, in such form as mutually agreed by FSI, the Company and the Buyers.
     1.44 “New Shareholders Agreement” means the Shareholders Agreement to be entered by and between the Buyers and FSI, in such form as mutually agreed by the parties thereto.
     1.45 “Permitted Liens” is defined in Section 4.10.
     1.46 “Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, or other entity, whether acting in an individual, fiduciary or other capacity.
     1.47 “Proprietary Rights” is defined in Section 4.17.
     1.48 “Purchase Price” is defined in Section 2.
     1.49 “Remedies Exception” means the performance of a Person’s obligations except to the extent enforceability may be limited by applicable bankruptcy, insolvency,

reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     1.50 “Schedule of Exceptions” means the Schedule of Exceptions to the Sellers’ representations and warranties in Section 4, in the form attached hereto as Exhibit A.
     1.51 “Seller” and “Sellers” are defined in the preamble.
     1.52 “Sellers’ Account” and “Sellers’ Accounts” are defined in Section 3.2.
     1.53 “Senior Lenders” is defined in Section 4.15.
     1.54 “Subsidiary” means any corporation, limited liability company, limited partnership, trust or other entity with respect to which another Person has the power, directly or indirectly through one or more intermediaries, to vote or direct the voting, whether by contract or otherwise, of a sufficient number of securities or equity interests in such entity to elect a majority of the directors, management committee or similar governing body of such entity. When used without reference to a particular Person, the “Subsidiary” means Harmonix Ltd., the sole Subsidiary of the Company.
     1.55 “Threshold Amount” is defined in Section 10.2(b).
     1.56 “Transaction Proposal” is defined in Section 6.2.
     1.57 “Yasuda” is defined in the preamble.
     1.58 “Yen” and “¥” means the lawful currency of Japan.
2. Sale And Purchase Of Stock
     Subject to the terms and conditions of this Agreement, at the Closing, each Seller hereby agrees to sell, convey, transfer, assign and deliver to each Buyer, and such Buyer hereby agrees to purchase from such Seller, the number of Purchased Shares set forth in the box below applicable to such Seller and such Buyer (showing such number of Purchased Shares, and the percentage of Company interest represented by, and Purchase Price apportioned to, such number of Purchased Shares), free and clear of any Lien. In consideration for the Purchased Shares, the Buyers shall pay to the Sellers the aggregate purchase price of Two Hundred Fourteen Million Three Hundred Eighty Thousand Yen (¥214,380,000) as apportioned among the Buyers and the Sellers as below (the “Purchase Price”).

		Seller						Total for each Buyer
		FSI		CEC		MPH
Buyer	Yasuda	1,003	11.1%	1,206	13.4%	2,250	25.0%	4,459	49.5%
		¥30,090,000		¥36,180,000		¥67,500,000		¥133,770,000
	Mizuho	1,553	17.3%	201	2.2%	0	0	1,754	19.5%
		¥46,590,000		¥6,030,000		0		¥52,620,000
	Mr. Kawai	0	0	633	7.0%	0	0	633	7.0%
		0		¥18,990,000		0		¥18,990,000
	Mr. Yoshioka	0	0	200	2.2%	0	0	200	2.2%
		0		¥6,000,000		0		¥6,000,000

	Seller						Total for each Buyer
	FSI		CEC		MPH
Mr. Shikami	0	0	100	1.1%	0	0	100	1.1%
	0		¥3,000,000		0		¥3,000,000
	0	0	0	0	0	0	0	0
	0		0		0		0
Total for each Seller	2,556	28.4%	2,340	26.0%	2,250	25.0%	7,146	79.4%
	¥76,680,000		¥70,200,000		¥67,500,000		¥214,380,000
3. The Closing
     3.1 Closing. The closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place at the offices of Ito & Mitomi/Morrison & Foerster LLP, AIG Building, 11th Floor, 1-1-3 Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan on May 15, 2007, or at such other location and time as the Parties may mutually agree upon in writing (the “Closing Date”).
     3.2 Deliveries. At the Closing, each Seller will deliver to each Buyer one or more stock certificates representing the number of Purchased Shares to be sold by such Seller to such Buyer pursuant hereto and the other items set forth in Schedule 3.2, against such Buyer’s delivery to such Seller of an amount (the “Closing Payment”) equal to the amount set forth in the applicable box above. Each Buyer shall deliver the Closing Payment by wire transfer of Yen in immediately available funds to each Seller’s bank account (a “Seller’s Account” and collectively the “Sellers’ Accounts”) designated in writing by such Seller at least five (5) Business Days prior to the Closing Date.
     3.3 Consummation of Closing. All acts, deliveries, and confirmations comprising the Closing shall be deemed to occur simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing, and none of such acts, deliveries or confirmations shall be effective unless and until the last of same shall have occurred.
4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     Except as otherwise provided herein, each Seller, severally, and not jointly, hereby represents and warrants the following Section 4 in its entirety to the Fund Buyers and Sections 4.1 through 4.7 to the Individual Buyers, as of the date hereof and as of the Closing Date, except as set forth in the Schedule of Exceptions; provided that neither MPH nor CEC makes representations nor warranties set forth in Sections 4.17, 4.22 and 4.23:
     4.1 Corporate Authority of Seller.
     (a) Organization. Such Seller is (i) a corporation duly organized and validly existing under the laws of its jurisdiction of organization, and (ii) is in good standing under the laws of its jurisdiction of organization.
     (b) Authority. Such Seller has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby and thereby have been duly authorized by all necessary proceedings.

     (c) Enforceability. Each of this Agreement and the Ancillary Agreements to which it is a party constitutes, or upon execution and delivery will constitute, valid and legally binding obligations of such Seller enforceable against it in accordance with their respective terms, subject to the Remedies Exception.
     4.2 Compliance with Laws and Other Instruments; No Conflict. Neither the Company nor the Subsidiary is in violation of or default under, and no condition exists that with notice or lapse of time or both, would constitute a violation of or default under, (i) the Company’s or the Subsidiary’s Constitutional Documents, or (ii) any Contractual Obligation, except for violations or defaults which, both individually and in the aggregate, would not have a Material Adverse Effect on the Company or the Subsidiary. The execution and delivery of this Agreement and the Ancillary Agreements to which it is party by such Seller and the performance by such Seller of its obligations hereunder and thereunder do not and will not (i) conflict with or contravene any provision of such Seller’s Constitutional Documents or the Articles, (ii) violate or conflict with any provision of Applicable Law which is applicable to such Seller, to the Company or to the Subsidiary or any of their respective assets, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Contractual Obligation to which such Seller, the Company or the Subsidiary is a party or by which any of their respective properties or assets are bound, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of such Seller, the Company or the Subsidiary.
     4.3 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required by or with respect to such Seller, the Company or the Subsidiary in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party, or the consummation of the transactions contemplated hereby or thereby.
     4.4 Litigation. There is no material action, suit, or other legal or administrative proceeding or governmental investigation pending or, to the best of such Seller’s knowledge, threatened against such Seller, the Company or the Subsidiary, or any of their respective assets, which materially question the validity or enforceability of this Agreement or the transactions contemplated hereby, and to such Sellers’ knowledge, there is no basis for any of the foregoing.
     4.5 Share Ownership. Such Seller is the record and beneficial owner of the number of Purchased Shares set forth opposite such Seller’s name in Section 2 and the record and beneficial owner of the number of Shares set forth opposite such Seller’s name in Schedule 4.5. Such Seller does not own any other securities issued by, or other obligations of, the Company or the Subsidiary. The Shares and the certificates representing the Shares are owned by such Seller, free and clear of all Liens whatsoever.
     4.6 Finders and Brokers. Neither such Seller nor any Person acting on behalf of such Seller has negotiated with or retained any finder, broker, intermediary or any similar Person in connection with any of the transactions contemplated hereunder, nor incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated hereunder for which any Buyer or the Company is or could be liable.

     4.7 Good Title. The stock certificates to be delivered by such Seller to each Buyer at the Closing will effectively vest in such Buyer good, valid and marketable title to the Purchased Shares, free and clear of all Liens.
     4.8 Corporate Authority of the Company.
     (a) Organization; Subsidiary. Each of the Company and the Subsidiary is a corporation duly organized and validly existing under the laws of Japan. The Company’s sole Subsidiary is Harmonix Ltd. and the Company does not own any shares or other ownership interest in any other entity. The Subsidiary does not own any shares or other ownership interest in any entity. Each of the Company and the Subsidiary is duly qualified to conduct business in each jurisdiction in which the nature of its business or the ownership of its properties requires such qualification, and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.
     (b) Power and Authority. Each of the Company and the Subsidiary has all requisite power to own its properties and conduct its business as currently conducted and as proposed to be conducted. The copy of the Articles attached hereto as Exhibit B is a true and complete copy of the Company’s articles of incorporation, as amended to date.
     4.9 Capitalization of Company.
     (a) The authorized capital stock of the Company and the Subsidiary, and the issued and outstanding shares of common stock of the Company and the Subsidiary, are set forth in Schedule 4.9. All of the Shares are duly authorized, validly issued, and the Purchased Shares owned by the Seller are fully paid and non-assessable. Except as set forth in Schedule 4.9, no securities of the Company or the Subsidiary are authorized or outstanding.
     (b) Except pursuant to this Agreement, there are no subscriptions, securities exercisable for or convertible into shares of capital stock of the Company or the Subsidiary, calls, preemptive rights, options or other agreements or rights to purchase or otherwise to receive from or sell to the Company or the Subsidiary securities of any kind. Neither the Company nor the Subsidiary has any obligation or agreement under any contingency whatsoever to issue any equity or debt securities, or to pay, perform, guaranty, or satisfy in whole or in part any debt, obligation or agreement incurred or made by any Person other than the Company or the Subsidiary, as applicable, and neither the Company nor the Subsidiary has any obligation under any contingency whatsoever to share its income with any Person, or to make, accrue or set aside any payment or amount measured in any way by any part or all of its income.
     (c) All of the Shares have been issued, in compliance with Applicable Law. All of the shares of the Subsidiary have been issued in compliance with Applicable Law.
     4.10 Title to Assets. Each of the Company and the Subsidiary has, good and marketable title to, or a valid leasehold interest in, all of its properties and assets, free and clear of all liens, charges, security interests, pledges, fects options, encumbrances, and other restrictions on use and third party rights of any kind (collectively, “Liens”) except for (a) Liens for current taxes, assessments and governmental charges or levies not yet delinquent for which appropriate accruals have been created, (b) statutory Liens imposed by law which are incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, employees, mechanics and suppliers and (c) Liens as described in Schedule 4.10 hereof (collectively, “Permitted Liens”). Such properties and assets constitute all of the assets necessary for the conduct of the Company’s and the Subsidiary’s business as currently conducted and proposed to be conducted.
     4.11 Taxes. Each of the Company and the Subsidiary has filed all tax returns and reports required by Applicable Law and has paid or will have paid prior to the Closing Date all taxes, assessments and penalties due and payable as of the Closing Date, the non payment of which would have Material Adverse Effect. The tax returns and reports filed by the Company and the Subsidiary are true and correct in all material respects and there is no basis for imposition of interest, penalty or other duties for tax delinquency. There are no material tax Liens upon any of the assets of the Company or the Subsidiary. No national or local tax return or tax return liability of the Company or the Subsidiary is presently under audit by any tax authority, nor has such audit been proposed in writing by any tax authority.
     4.12 Financial Statements. Schedule 4.12 sets forth the audited financial statements of the Company on an unconsolidated basis for each of last three fiscal years ending on June 30, 2004, 2005 and 2006 (the “Financial Statements”) The Financial Statements fairly and accurately reflect the books and accounts of the Company, and present the financial position of the Company as of the dates indicated and the results of the operations of the Company for the periods indicated, in accordance with Japanese GAAP. The records and books of account of the Company fairly and accurately reflect all of its items of income and expense and all assets and liabilities and accruals, on a consistent basis, throughout the period covered thereby, except as otherwise disclosed in the Financial Statements. The Financial Statements have been audited and reviewed by the Company’s then current corporate auditors, whose opinions on such statements are unqualified. As reflected in the Financial Statements, except for the deficiency described in Section 4.13, the Company has fully funded all pension liabilities and retirement allowances required to be funded by it in respect of the Employees of the Company under Applicable Law and any applicable collective bargaining or other labor agreements.
     4.13 Absence of Undisclosed Liabilities and Obligations. Except as set forth in Schedule 4.13, neither the Company nor the Subsidiary has any liability or obligation, whether accrued, absolute, direct, contingent, or otherwise, which is not reflected in the Financial Statements, other than obligations and liabilities incurred in the ordinary course of business that are not required under the Japanese GAAP to be reflected therein and other than obligations and liabilities incurred in the ordinary course of business since the Financial Statements for the Fiscal Year ended June 30, 2006. The Company’s funding deficiency owing to the pension fund of Mitsui & Co., Ltd. is Eleven Million Five Hundred Fifty-Seven Thousand Eighty Yen (¥11,557,080).
     4.14 Absence of Certain Changes. Since June 30, 2006, (i) the Company has not paid any dividend or otherwise distributed assets to its shareholders, except as contemplated in Section 8.6, (ii) there has occurred no change in the capital stock of the Company and (iii) there has occurred no event or condition of any character that has either individually or in the aggregate had, or that could be reasonably expected to have, a Material Adverse Effect on the Company.

     4.15 Indebtedness for Borrowed Money. Schedule 4.15 lists each Person to which the Company is indebted for borrowed money in an aggregate outstanding amount that exceeds ¥10,000,000 (the “Senior Lenders”), the principal amount of such indebtedness (as of the date hereof), and the principal agreements under which such indebtedness was incurred. The Company has provided to the Buyers a complete list of all other loan or similar agreements to which the Company is a party or otherwise obligated with respect thereto, and there is no default, or condition that with the giving of notice or lapse of time or both would constitute a default, under any such agreements by the Company listed in Schedule 4.15.
     4.16 Condition of Tangible Assets. To the knowledge of such Seller, all items of machinery, equipment, and other tangible assets used by the Company are in good operational condition, ordinary wear and tear excepted, as warranted by the respective suppliers under the relevant contracts.
     4.17 Intellectual Property. The Company is the legal and beneficial owner of all right, title and interest in and to the Intellectual Property, having good title thereto, free and clear of any and all Liens, or has a valid license to use the Intellectual Property. The Intellectual Property is valid, in good standing, enforceable and not the subject of any challenge, and the Company has taken all necessary measures and precautions to maintain the enforceability, value and confidentiality of the Intellectual Property. The Company has not previously assigned, transferred, conveyed or otherwise encumbered any right, title or interest in or to the Intellectual Property, and except as set forth in Schedule 4.17, has not granted to any third party any license to use any of the Intellectual Property in any manner, or any covenant not to sue for any use of any of the Intellectual Property. The use of the Intellectual Property by the Company in its business, does not violate, infringe or otherwise conflict with any copyright, trade secret, trademark, servicemark or patent (the “Proprietary Rights”) of any third party. No claim has been brought by any person or entity alleging that the use of Intellectual Property by the Company in its business violates, infringes or otherwise conflicts or interferes with any Proprietary Rights of any third party. Each current and former employee, consultant and contractor of the Company (a “Contract Party”) has executed an agreement requiring the Contract Party to maintain the confidentiality of any confidential information to which the Contract Party was exposed during the course of performing any work for the Company, and to assign to the Company, as applicable, all right, title and interest in and to any Proprietary Rights authored, invented, developed, created or reduced to practice by the Contract Party.
     4.18 Employment Arrangements; Labor Relations. All amounts owing to the Employees in connection with their employment with, or provision of services to, the Company through the Closing Date have been timely paid in full. There are no pending strikes, lockouts or other labor disputes against the Company or between the Company and their employees, and no significant unfair labor practice complaint is pending in respect of the Company before any Governmental Entity. There are no collective bargaining agreements to which the Company is subject.
     4.19 Licenses, Compliance with Laws, Regulations, etc. Schedule 4.19 sets forth all material permits, licenses and other approvals and authorizations held by the Company and which are necessary for the conduct of its business as presently conducted, and without which the current business of Company would suffer a Material Adverse Effect, and all of such licenses, permits and other approvals and authorizations are in good standing full force and effect. The Company has not received any notice that any of such licenses, permits, approvals or authorizations will lapse or be terminated by action of a Governmental Entity on and/or before the Closing Date. Except where failure to comply would not have a Material Adverse Effect upon the Company, the Company has complied, and is in compliance, in all material respects, with all Applicable Law.
     4.20 Contracts.
     (a) Schedule 4.20 sets forth a listing of all of the Contracts to which the Company is a party or by or to which any of its assets or properties are bound or subject which are material to the business of the Company, except for one or more agreements evidencing the senior debt facility specified in Section 7.7 (the “Material Contracts”). Except as provided in the Schedule 4.20, each of the Material Contracts constitutes a valid and binding obligation of the Company, is in full force and effect on the Closing Date, and will not be affected by the transactions contemplated hereby. The Company has fulfilled and performed in all material respects its obligations under each of the Material Contracts.
     (b) Except as set forth in Schedule 4.20, none of the Material Contracts is subject to any existing default by or event of default with respect to the Company, which would reasonably be expected to have a Material Adverse Effect or event which with the giving of notice or the passage of time or both would constitute a default by the Company and which would reasonably be expected to have a Material Adverse Effect. To the knowledge of such Seller, no default or event of default which would reasonably be expected to have a Material Adverse Effect exists with regard to any other party to a Material Contract.
     (c) Except as set forth in Schedule 4.20, the Company is not a party to any Material Contract where any consent is necessary to consummate the transactions contemplated herein or in any Ancillary Agreement to which it is a party.
     (d) Except as set forth in Schedule 4.20, to the knowledge of the Seller, there are no agreements or contracts between the Company and any of its employees, agents, officers, directors, shareholders or any entity in which any officer, director or shareholder owns a more than five percent equity interest.
     (e) Except as set forth in Schedule 4.20, the Company is not a party to any agreement which materially limits the freedom of the Company or the Subsidiary to compete in any line of business or with any firm or person.
     4.21 Insurance. The Company has maintained and does maintain insurance policies with responsible and reputable insurance companies or associations in such amounts and covering such risks as may be customary for similarly situated entities, including product liability insurance.
     4.22 Warranty; Product Liability. Schedule 4.22 sets forth an accurate, correct and complete list and summary description of all existing claims arising from or alleged to arise from the breach of product warranties given in sales contracts between the Company and its customers (“Warranty Claims”), and any injury to person or property or economic damage (“Product Liability Claims”) exceeding the amount of ¥2.5 million arising prior to the Closing Date.

     4.23 Environmental Matters. The Company has complied in all material respects with all Environmental Laws, and no citations, notices, or orders have been issued to the Company under any such laws. Such Seller does not have any knowledge of any deposit, storage, disposal, burial, discharge, spillage, uncontrolled loss, seepage or filtration of any Hazardous Substance at, upon, under, or within the Facility. The Company has not caused or permitted to occur any condition which may cause a discharge of any Hazardous Substance at, upon, under or within any premises currently or previously occupied by the Company.
     4.24 No Relationship with Anti-Social Organizations. To such Seller’s knowledge, none of such Seller and/or the Company is or belongs to any illegal or anti-social organizations or any organizations which promote illegal or anti-social activities or behaviors as prohibited under the Anti-Social Organization Law (Bouryokudan-in ni yoru Futou-na Koui no Boushi-to-ni Kansuru Horitsu) (Law No. 77 of 1991, as amended).
     4.25 Disclosure of Information. Except to the extent set forth in the Schedule of Exceptions, all representations and warranties made by such Seller in this Agreement are true, complete and correct in all material respects and do not and will not contain any untrue statement of material fact or omit to state any material fact required to be stated or necessary to make the statements in light of the circumstances in which they were made not misleading.
5. REPRESENTATIONS AND WARRANTIES OF THE BUYERS
     Each Buyer, severally, and not jointly, hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows, provided that the Individual Buyers do not make represents and warranties set forth in Section 5.1(a) and (b):
     5.1 Authority; Capacity.
     (a) Organization. Such Buyer is (i) a duly organized and validly existing under the laws of Japan, and (ii) is in good standing under the laws of Japan.
     (b) Authority. Such Buyer has the requisite power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby and thereby have been duly authorized by all necessary proceedings.
     (c) Enforceability. Each of this Agreement and the Ancillary Agreements to which it is a party constitutes, or upon execution and delivery will constitute, valid and legally binding obligations of the Buyer enforceable against it in accordance with their respective terms, subject to the Remedies Exception.
     (d) Capacity. Such Buyer has all requisite legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.
     5.2 Compliance with Laws and Other Instruments; No Conflict. Such Buyer is not in violation of or default under, and no condition exists that with notice or lapse of time or both, would constitute a violation of or default under (i) the Constitutional Documents, if any, of such Buyer, (ii) any Contractual Obligation, except for violations or defaults which, both individually and in the aggregate, would not have a Material Adverse Effect on such Buyer. The execution and delivery of this Agreement and the Ancillary Agreements to which it is party by such Buyer and the performance by such Buyer of its obligations hereunder and thereunder do not and will not (i) conflict with or contravene any provision of the Constitutional Documents, if any, of such Buyer, (ii) violate or conflict with any provision of Applicable Law which is applicable to such Buyer or any of its assets, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Contractual Obligation to which such Buyer is a party or by which any of its properties or assets are bound, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of such Buyer.
     5.3 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required by or with respect to such Buyer in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party, or the consummation of the transactions contemplated hereby or thereby.
     5.4 Litigation. There is no material action, suit, or other legal or administrative proceeding or governmental investigation pending or, to such Buyer’s knowledge, threatened against such Buyer, or any of its properties or assets, or which materially question the validity or enforceability of this Agreement or the transactions contemplated hereby and, to such Buyer’s knowledge, there is no basis for any of the foregoing.
     5.5 Investment Representations. Such Buyer is acquiring the Purchased Shares for its own account and for investment, and not with a view to any distribution of any of such Purchased Shares.
     5.6 Finders and Brokers. Neither such Buyer nor any Person acting on behalf of such Buyer has negotiated with or retained any finder, broker, intermediary or any similar Person in connection with any of the transactions contemplated hereunder for whose brokerage fee, finder’s fee or other similar fee or commission shall be or could be payable by the Company or any Seller.
     5.7 Investigation and Evaluation. Such Buyer acknowledges that (i) such Buyer is experienced in the purchase of shares in companies similar to the Company, (ii) such Buyer and its directors, officers, attorneys, accountants and advisors have been given the opportunity to examine to the full extent deemed necessary and desirable all the books, records and other information with respect to the Company, (iii) such Buyer is fully capable of evaluating the adequacy and accuracy of the information obtained by such Buyer in the course of its investigations, (iv) such Buyer has not relied on Sellers with respect to any matter in connection with such Buyer’s evaluation of the Company other than the representations and warranties of Sellers specifically set forth in Section 4 hereof and (v) SELLERS ARE MAKING NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OTHER THAN THOSE EXPRESSLY SET FORTH IN SECTION 4 HEREOF.

6. COVENANTS
     6.1 Obligations of the Parties before Closing. From the date of this Agreement through the Closing Date, the following undertakings of the Parties shall apply:
     (a) Notice of Certain Events Pending Closing. During the period prior to the Closing Date, each of the Sellers shall promptly notify the Buyers in writing of (i) any material change in the business of the Company or the Subsidiary, (ii) the threat or commencement of any material litigation by or against the Company or the Subsidiary, or (iii) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely.
     (b) Mutual Consultation. Buyers and Sellers will consult with each other Parties regarding all significant developments, transactions, and proposals relating to the Company as notified by Sellers in accordance with Section 6.1(a) above.
     (c) Further Assurances. Subject to the terms and conditions hereof, each Party agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
     6.2 No Negotiation. Other than discussions with the Buyers regarding the transactions contemplated hereby, no Seller shall and the Sellers shall cause the Company not to, directly or indirectly, through any officer, director, agent or otherwise, make, solicit, initiate or encourage submission of any proposal or offer from any Person (including any of its officers or employees) relating to any merger, consolidation, acquisition, purchase or other significant transaction relating to, the Company’s shares, business or assets or by such Person (a “Transaction Proposal”). The Sellers shall immediately cease and cause to be terminated all ongoing contacts or negotiations, if any, with respect to any Transaction Proposal. The Sellers shall promptly notify the Buyers if any Transaction Proposal, or any inquiry or contact with any Person with respect thereto, is made and shall promptly provide the Buyers with such information regarding such Transaction Proposal, inquiry or contact as any Buyer may reasonably request.
     6.3 Conduct Business in Ordinary Course. Through the Closing Date, the Sellers and Mr. Kawai and any other Individual Buyers currently a part of the senior management of the Company shall, severally but not jointly, cause each of the Company and the Subsidiary to conduct its business only in the ordinary course and, in addition, shall cause each of the Company and the Subsidiary not to: (i) enter into any agreement which may have a Material Adverse Effect on the Company or the Subsidiary; (ii) place or allow to be placed any Liens other than Permitted Liens, on any of the Company’s or the Subsidiary’s assets; (iii) sell or otherwise dispose of any interest in any of its assets other than in the ordinary course of business; (iv) issue or cause to be issued any new shares or securities or any options or rights to purchase shares or securities; (v) except as contemplated by Section 8.6 hereof, declare or pay any dividend or other distributions; or (vi) commit any act or omit to do any act, or engage in any activity or transaction or incur any obligation (by contract or otherwise) which (individually or in the aggregate) could be reasonably expected to have a Material Adverse Effect on the Company, the Subsidiary or on any of the transactions contemplated hereby.
     6.4 Confidentiality and Publicity.

     (a) Each Party and its Affiliates shall maintain in confidence all confidential information (oral or written) identified as such received from any other Party in connection with this Agreement (including the Company Information, “Confidential Information”), shall use such Confidential Information only in connection with the transactions contemplated hereby, shall not disclose any such Confidential Information to a third party or make any unauthorized use thereof and shall not use for its benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or entity, any Company Information. “Company Information,” as used in the preceding sentence, means any information regarding the Company’s and the Subsidiary’s business methods, business policies, procedures, techniques, research or development projects or results; historical or projected financial information, budgets, trade secrets or other knowledge or processes of or developed by the Company or the Subsidiary; any names and addresses of customers or clients or any data on or relating to past, present or prospective Company or Subsidiary customers or clients; or any other confidential information relating to or dealing with the business, or operations or activities of the Company or the Subsidiary, excepting in each case information otherwise lawfully known generally by, or readily accessible to, the trade or the general public. Each Party and its Affiliates shall treat such Confidential Information with the same degree of care against disclosure or unauthorized use which it affords to its own confidential information of a similar nature or a reasonable degree of care, whichever is greater. Notwithstanding the foregoing, Confidential Information shall not include any information that (i) has become generally available in the public domain, (ii) was in the receiving party’s possession prior to disclosure, (iii) was independently developed by the receiving party, or (iv) was received from a third party who had a right to disclose such information.
     (b) In the event that a Party is requested or required (by Applicable Law or by oral questions, interrogatories, requests for information or documents by any Governmental Entity or other Person in legal proceedings, subpoenas, civil investigative demands or other similar processes) to disclose any Confidential Information received from a disclosing party, the recipient party so requested or required shall provide the disclosing party with prompt written notice of any such request or requirement so that the disclosing party may object to production, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver of the disclosing party, such recipient party is nonetheless legally compelled to disclose such Confidential Information, such recipient party may, without liability hereunder, disclose that portion of the Confidential Information which is legally required to be disclosed.
     (c) Except as may be required by Applicable Law, including, without limitation, the securities laws of any relevant jurisdiction, no press release, publicity, disclosure or notice to any Person concerning any of the transactions contemplated hereby shall be issued, given, made or otherwise disseminated by any Party or any of its Affiliates at any time (whether prior to, at or after the Closing) without the prior written approval of, in the case the disclosing party is a Seller or a Buyer, all of the other Parties or, in the case the disclosing party is the Company, either the Buyers (before the Closing Date) or all of the Sellers (after the Closing Date), which approval shall not be unreasonably withheld; provided, that promptly after the date hereof (and in any event within one (1) week after the date hereof), the Sellers and the Buyers shall (or the Buyers, acting alone, at any time after the expiration of such one (1) week period, may, if the Sellers and the Buyers have not by then acted jointly) issue a press release announcing the signing of this Agreement and the effect of this Agreement on the ownership of the Company, and provided, further, that any Buyer may freely circulate such press release and that any Buyer, following notice to the Sellers at any time after the date hereof may make appropriate inquiries of the Company’s customers and suppliers.
     6.5 Sellers’ Representations and Warranties; Knowledge. For purposes of this Agreement, any representation herein “to such Seller’s knowledge” means that the statement in question is true and accurate to the best knowledge of any of (i) directors; (ii) officers; or (iii) employees (who are in charge of managing the investment in, and the distribution relationship, with the Company) of such Seller.
7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER
     The obligation of each Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or written waiver by such Buyer, of each of the following conditions on or prior to Closing; and the occurrence of the Closing without any Seller’s notifying the Buyers prior thereto that conditions set forth in Sections 7.1 through 7.4 have not been satisfied shall cause the Sellers to be deemed to have stated conclusively that conditions set forth in Sections 7.1 through 7.4 have been satisfied.
     7.1 Representations and Warranties; Compliance with this Agreement. Subject to the Schedule of Exceptions, the representations and warranties of the Sellers contained in Section 4 hereof shall be true and correct in all material respects as of the Closing Date. The Sellers shall have performed and complied in all material respects with all of their agreements and covenants contained herein and in the Ancillary Agreements which are required to be performed by any of them on or before the Closing Date, including, without limitation, delivery of the Purchased Shares and the other items set forth in Schedule 3.2 to the Buyers on the Closing Date.
     7.2 No Judgment or Order. There shall not be any judgment or order of a court of competent jurisdiction, any ruling of any Governmental Entity, or any condition imposed under Applicable Law which would prohibit the purchase and sale of the Purchased Shares hereunder or subject any Buyer to any penalty or other onerous condition under any Applicable Law if the Purchased Shares were to be purchased hereunder.
     7.3 No Litigation. No action, suit or proceeding before any court or any other Governmental Entity shall have been commenced or threatened (i) seeking to restrain, prevent or change the terms of the transactions contemplated hereby or challenging the validity or legality of any such transactions, or (ii) which would, if resolved adversely, severally or in the aggregate, have a Material Adverse Effect on any Party, the Company or the Subsidiary.
     7.4 Approvals. All filings, consents, approvals, qualifications, and registrations required by any Governmental Entity or other Person which are necessary or otherwise appropriate for the Sellers to consummate the transactions contemplated by this Agreement shall have occurred, been made or been obtained, all waiting periods under Applicable Law shall have expired, shall not have been revoked, rescinded or otherwise modified.

     7.5 Execution. The Sellers shall have duly executed and delivered, on or prior to the Closing, the Agreement, the Ancillary Agreements to which the Sellers respectively are party and any other documents in respect of the transactions contemplated herein and therein, in each case, in the form and substance acceptable to the Fund Buyers.
     7.6 Shares. The Sellers shall have owned the Shares from the date of this Agreement through the Closing Date free and clear of all Liens.
     7.7 Financing. The Company shall have obtained a senior debt facility from one or more banks on terms and conditions acceptable to the Fund Buyers and in an amount sufficient for the Company to pay dividends as contemplated by Section 8.6.
     7.8 Termination of Existing Shareholders Agreement and Existing Distribution Agreement. The termination agreement for the Existing Shareholders Agreement, the Existing FSI License Agreement, the Existing m•FSI License Agreement, the Existing FSI Distributorship Agreement, the Existing m•FSI Distributorship Agreement and the Existing CEC License Agreement shall have been executed under which the above mentioned agreements shall be terminated upon the completion of the Closing and thereafter shall be of no further force and effect and the parties to such Agreements shall have provided a release of the other parties, as applicable.
     7.9 No Material Adverse Change. There shall not have occurred since the execution of this Agreement any event, fact, circumstance or action that would reasonably likely have a Material Adverse Effect on the Company or the Subsidiary.
8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS
     The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or written waiver by such Seller, of each of the following conditions on or prior to Closing; and the occurrence of the Closing without any Buyer’s notifying the Sellers prior thereto that conditions set forth in Sections 8.1 through 8.4 have not been satisfied shall cause the Buyers to be deemed to have stated conclusively that conditions set forth in Sections 8.1 through 8.4 have been satisfied
     8.1 Representations and Warranties; Compliance with this Agreement. The representations and warranties of the Buyers contained in Section 5 hereof shall be true and correct in all material respects as of the Closing Date. The Buyers shall have performed and complied in all material respects with all of its agreements and covenants contained herein and the Ancillary Agreements which are required to be performed by them on or before the Closing Date, including, without limitation, delivery of the Closing Payment to the Sellers on the Closing Date.
     8.2 No Judgment or Order. There shall not be any judgment or order of a court of competent jurisdiction, any ruling of any Governmental Entity, or any condition imposed under Applicable Law which would prohibit the purchase and sale of the shares hereunder or subject any Seller to any penalty or other onerous condition under any Applicable Law if the Purchased Shares were to be purchased hereunder.
     8.3 No Litigation. No action, suit or proceeding before any court or any other Governmental Entity shall have been commenced or threatened (i) seeking to restrain, prevent or change the terms of the transactions contemplated hereby or challenging the validity or legality of any such transactions, or (ii) which would, if resolved adversely, severally or in the aggregate, have a Material Adverse Effect on any Party, the Company or the Subsidiary.
     8.4 Approvals. All filings, consents, approvals, qualifications, and registrations required by any Governmental Entity or other Person which are necessary or otherwise appropriate for the Buyers to consummate the transactions contemplated by this Agreement shall have occurred, been made or been obtained, all waiting periods under Applicable Law shall have expired, shall not have been revoked, rescinded or otherwise modified.
     8.5 Execution. The Buyers shall have duly executed and delivered, on or prior to the Closing, the Agreement, the Ancillary Agreements to which they are party and any other documents in respect of the transactions contemplated herein and therein.
     8.6 Dividend. The Company shall have declared dividends in the aggregate amount of Five Hundred Five Million Eight Thousand Yen (¥505,008,000), and such dividends have been paid proportionately to each of the Sellers (subject to applicable withholding taxes to be withheld by the Company) on the Closing Date immediately prior to the Closing, subject to the fulfillment or waiver, as applicable, of all other conditions to the Closing.
9. TERMINATION OF AGREEMENT
     9.1 Termination. This Agreement may be terminated prior to Closing as follows:
     (a) at the election of the Sellers or the Buyers, if the Closing shall not have occurred on or prior to August 31, 2007, other than as a result of a breach of any material term of condition hereof by the Party seeking to so terminate;
     (b) at the election of the Sellers or the Buyers, if the other Party (the Sellers in the case of a breach by any Buyer, and the Buyers in the case of a breach by any Seller) breaches any material term or condition of this Agreement and there is no reasonable possibility of cure prior to the Closing Date;
     (c) at the election of the Sellers or the Buyers, if any action, suit or proceeding shall have been instituted or threatened before, or instituted or threatened by, any Governmental Entity to restrain or prevent the consummation of the transactions contemplated hereby or to seek damages in connection with such transactions, and the Sellers or the Buyers, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceedings or threat thereof; or
     (d) at any time on or prior to the Closing Date, by mutual written consent of the Parties.
     9.2 Effect of Termination. Except for the obligations set forth in Sections 10 and 11 and this Section 9.2, if this Agreement shall be terminated pursuant to the preceding Section 9.1, all obligations, representations and warranties of the Parties hereto under this Agreement that relate to the Closing (or the transactions contemplated thereby or in connection therewith) that have not been consummated shall terminate, provided, that nothing in this Section 9.2 shall relieve any Party of liability for breach of any warranty, covenant or agreement herein.
10. INDEMNIFICATION
     10.1 Indemnification Obligation. Each Seller (in such capacity, an “Indemnifying Party”) hereby agrees to indemnify the Buyers (an “Indemnified Party”) severally and not jointly, in proportion to the number of the Purchased Shares each Indemnifying Party transferred to the Indemnified Parties, from and against any and all claims, demands, liabilities, costs, damages, expenses (including, without limitation, reasonable attorneys’ fees and expenses and reasonable costs of investigation), and causes of action of any nature whatsoever (a “Loss” and, collectively, “Losses”) arising from breach in any material respect of any representation, warranty (regardless of any due diligence, examinations, inspections, audits and other investigations a Buyer has heretofore made or may hereafter make, with respect to such representations and warranties), covenant, agreement or obligation made or to be performed by such Indemnifying Party hereunder or under the Ancillary Agreements to which it is a party; provided that Losses arising from a breach of the representations and warranties set forth in Sections 4.17, 4.22 and 4.23 shall be indemnified in their entirety solely by FSI. Each Seller acknowledges and agrees that, if there is any such breach relating to or affecting the Company or the Subsidiary, or the condition of the Company or the Subsidiary, then a Buyer itself shall be deemed, by virtue of its ownership of capital stock of the Company, to have incurred Losses, which shall be deemed to include, without limitation, such Buyer’s pro rata share of an amount equal to the difference between (i) the total net assets of the Company had such breach not occurred and (ii) the total net assets of the Company as decreased by, or relating to, or reflecting, such breach; provided that such difference shall be computed by an independent certified public accountant to be designated by the mutual agreement between Indemnifying Party and the Indemnified Party.
     10.2 Limitations. Notwithstanding the terms of Section 10.1 above, the Sellers’ obligation to indemnify Buyers for Losses asserted by Sellers shall be subject to the following limitations:
     (a) The Sellers will have no obligation to indemnify Buyers for any Losses asserted by Buyers unless the amount of such Loss is equal to or greater than ¥2,500,000 (the “Minor Claim Amount”), and any Loss that does not equal or exceed the Minor Claim Amount shall not count towards the Threshold Amount;
     (b) Buyers shall first be obligated to use commercially reasonable efforts to obtain and apply the proceeds of any insurance available to compensate the Company for the Losses subject to the indemnification claim (whether such insurance is maintained by the Buyers or by the Company), and to the extent any Loss is reimbursed to the Buyers or the Company under an applicable insurance policy, the Sellers will have no obligation to indemnify Buyers for such Loss and such Loss shall not count toward the Threshold Amount;
     (c) The Sellers will have no obligation to indemnify Buyers for Losses unless and until the cumulative aggregate amount of such Losses equals or exceeds ¥10,000,000 (the “Threshold Amount”), in which case the Sellers will be liable for all Losses in excess of such amount, subject to subsection (d) immediately below; and

     (d) The aggregate liability of the Sellers to Buyers for Losses claimed under this Section 10 shall not exceed an amount equal to fourty percent (40%) of the sum of (i) the Purchase Price and (ii) the amount of dividend (before withholding tax) contemplated under Section 8.6 hereunder, that the Sellers have received from the Buyers or the Company, as applicable.
     10.3 Survival of Indemnification Obligation; Limitations. Except as set forth below in this Section 10.3, all representations, warranties and covenants made by each Seller in this Agreement shall be deemed to have been made or given, as the case may be, as of the date hereof and as of the Closing and shall survive the Closing for a period of one (1) year; provided, however, the representations, warranties and covenants of each Seller set forth in Sections 4.11 and 4.23 shall survive the Closing for a period of three (3) years.
     10.4 Third Party Claims. If any lawsuit or enforcement action is filed against an Indemnified Party with respect to which such Indemnified Party is entitled to indemnification under this Section 10 or an Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 10, then such Indemnified Party shall give notice thereof (a “Claim Notice”) to the Party against whom indemnity is (or may be) sought as promptly as practicable. If within thirty (30) days after receipt of the Claim Notice the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party is obligated under the terms hereof to defend such lawsuit or action or that it will defend under a reservation of rights and without any assumption of liability, then the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (a) to take control of the defense and investigation of such lawsuit or action, (b) to employ and engage attorneys at its discretion and the Indemnified Party to handle and defend the same, and (c) to compromise or settle such claim. In connection with the Indemnifying Party’s defense as described in the foregoing sentence, each Indemnified Party shall, as expressly required by such Indemnifying Party, (at the Indemnifying Party’s cost and expense) cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that subject to the foregoing control, discretion and rights of the Indemnifying Party, an Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Claim Notice as provided above, then the Party against which such claim has been asserted, or to which such facts or condition relates, shall (upon delivering notice to such effect to the Indemnifying Party) have the right (but not the obligation) to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such claim on behalf of, and for the account and risk of, the Indemnifying Party. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will seek to keep the Indemnifying Party timely informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Losses by reason of such settlement or judgment.
     10.5 Indemnification by Buyers. Each Buyer (in such capacity an Indemnifying Party) agrees to indemnify the Sellers (each such Seller an Indemnified Party) severally, and not jointly, from and against any and all Losses incurred by Sellers arising from a breach in any material respect of any representation, warranty, covenant, agreement or obligation made or to be performed by such Indemnifying Party hereunder or under the Ancillary Agreements. The limitations on the indemnification obligations of the Sellers under Section 10.2 above shall apply mutatis mutandis to the indemnification obligations of the Buyers under this Section 10.5.
     10.6 Sole and Exclusive Remedy. After the Closing, the rights set forth in Sections 10.1 through 10.5 will be the exclusive remedy for (a) any breach of any of the representations and warranties contained in Sections 4 and 5 of this Agreement and (b) any breach by a Party of any of the agreements and covenants contained in this Agreement, in each case in lieu of contract remedies; provided, however, that the Parties otherwise will also have available to them all other remedies available under law, including specific performance or other equitable remedies, to enforce the obligations set forth in Section 6.4 hereof.
     10.7 Tax Adjustment. Any payment to a Party contemplated under this Section 10 will be, for tax purposes, to the extent permitted by law, an adjustment to the Purchase Price. The Parties acknowledge and agree that such payment is subject to withholding taxes to be withheld by the Company and that none of the Company or the Buyers shall be obligated to “gross-up” such payment.
11. MISCELLANEOUS
     11.1 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of Japan. Each Party hereby submits to the non-exclusive jurisdiction of the Tokyo District Court for purposes of all legal proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.
     11.2 Headings. The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement. Unless otherwise provided, all references to articles, sections, exhibits and Schedules in this Agreement are to articles, sections, exhibits and Schedules of this Agreement.
     11.3 Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation, or (c) if by international courier service, on the fourth (4th) business day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

     If to Buyers:
Yasuda Enterprise Development III, Limited Partnership
Kojimachi 4-chome Kyodo Bldg. 9F
4-2-7 Kojimachi,
Chiyoda-ku, Tokyo 102-0083
Japan
Facsimile: +81-3-6811-7092
Attention: Taisuke Hitomi

Mizuho Capital Co., Ltd.
4-3, Nihombashi-kabutocho
Chuo-ku, Tokyo 103-0026
Japan
Facsimile: +81-3-3664-3449
Attention: Kenichi Ohta

Mr. Hideki Kawai
Harmony Tower 22F
32-2, Hon-cho 1-chome
Nakano-ku, Tokyo 164-0012
Japan
Facsimile: +81-3-5309-8401

Mr. Takanori Yoshioka
Harmony Tower 22F
32-2, Hon-cho 1-chome
Nakano-ku, Tokyo 164-0012
Japan
Facsimile: +81-3-5309-8401

Mr. Satoshi Shikami
Harmony Tower 22F
32-2, Hon-cho 1-chome
Nakano-ku, Tokyo 164-0012
Japan
Facsimile: +81-3-5309-8401
     If to the Sellers:
FSI International, Inc.
3455 Lyman Boulevard
Chaska,
Minnesota 55318-3052
U.S.A.
Facsimile: +1-952-448-1300
Attention: Benno Sand

Chlorine Engineers Corp. Ltd.
Tomiokabashi Building
6-11 Fukagawa 2-chome
Koto-ku, Tokyo 135-0033
Japan
Facsimile: +81-5245-8128
Attention: Keisuke Nakayama

MBK Project Holdings Ltd.
2-1 Ohtemachi 1-chome
Chiyoda-ku, Tokyo 100-0004
Japan
Facsimile: +81-3-3285-9116
Attention: Yasuhiro Tanaka
or to such other address or facsimile number as a Party may have specified to the other parties in writing delivered in accordance with this Section 11.3.
     11.4 Amendment of Agreement; No Waiver. Any provision of this Agreement may be amended only upon the Parties’ mutual written agreement. No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     11.5 Severability. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and other provisions will remain fully effective and enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties hereto shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the intent of the Parties hereto in entering into this Agreement.
     11.6 Fees and Expenses. Each Party shall be solely responsible for the payment of the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.
     11.7 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, constitutes the entire agreement among the Parties regarding the subject matter hereof. Any previous agreement between the Parties is superseded by this Agreement.
     11.8 Successors and Assigns. Except as expressly provided herein, the rights and obligations hereunder may not be assigned or delegated by any Party without the prior written consent of all other Parties. Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties. Each Party agrees that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties, except as otherwise provided in Section 10.1.

     11.9 English Language. This Agreement is in the English language only, which language shall be controlling in all respects. No translation, if any, of this Agreement into Japanese or any other language shall have any force or effect in the interpretation of or in the determination of the intent of the Parties with respect hereto. Notwithstanding the foregoing, the Parties acknowledge and agree that certain portions of Schedules are in the Japanese language and that such Japanese language portions shall be controlling to the extent of the matters set forth therein.
     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused to be executed this Agreement as of the date first above written.

FSI INTERNATIONAL, INC.
By:	/s/ John C. Ely
	Name:	John C. Ely
	Title:	VP Sales/Service

CHLORINE ENGINEERS CORP. LTD.
By:	/s/ Yoshinori KATO
	Name:	Yoshinori KATO
	Title:	President

MBK PROJECT HOLDINGS LTD.
By:	/s/ Masato SHIODE
	Name:	Masato SHIODE
	Title:	President

YASUDA ENTERPRISE DEVELOPMENT III, LIMITED PARTNERSHIP
By:	/s/ Kazushige Tachibana
	Name:	Kazushige Tachibana
	Title:	President and Representative Director Yasuda Enterprise Development Co., Ltd. General Partner

MIZUHO CAPITAL CO., LTD.
By:	/s/ Akira Kiyohara
	Name:	Akira Kiyohara
	Title:	President Mizuho Capital Co., Ltd.

/s/ Hideki Kawai
Hideki Kawai

/s/ Takanori Yoshioka
Takanori Yoshioka

/s/ Satoshi Shikami
Satoshi Shikami

Exhibit A            Schedule of Exceptions
     Schedule 4.5         Share Ownership
     Schedule 4.8         Corporate Authority of the Company
     Schedule 4.9         Capitalization of Company
     Schedule 4.10       Title to Assets
     Schedule 4.12       Financial Statements
     Schedule 4.13       Absence of Undisclosed Liabilities and Obligations
     Schedule 4.15       Indebtedness for Borrowed Money
     Schedule 4.17       Intellectual Property
     Schedule 4.19       License, Compliance with Laws, Regulations, etc.
     Schedule 4.20       Contracts
     Schedule 4.22       Warranty — Product Liability
Exhibit B            Articles of Incorporation of Company
Schedule 3.2       Certificate of the board resolution of the company approving share transfer contemplated under the Agreement